Exhibit 99.1

RUSH STREET INTERACTIVE ANNOUNCES REDEMPTION OF PUBLIC WARRANTS

CHICAGO – February 22, 2021 – Rush Street Interactive, Inc. (NYSE: RSI) (“RSI”), one of the fastest-growing online casino and sports betting gaming companies in the United States, today announced that it will redeem all of its outstanding publicly held warrants (the “Public Warrants”). Holders of the Public Warrants have until 5:00 p.m. Eastern Standard Time (EST) on March 24, 2021 to exercise their Public Warrants to purchase shares of Class A common stock underlying such warrants, at an exercise price of $11.50 per share.

The Public Warrants are exercisable for an aggregate of approximately 11.5 million shares of Class A common stock, which reflects the total number of outstanding Public Warrants as of February 19, 2021, at a price of $11.50 per warrant, representing approximately $132.25 million in total potential cash proceeds to RSI (assuming all the Public Warrants are exercised).

Any such Public Warrants that remain unexercised following 5:00 p.m. New York City time on March 24, 2021 will be void and no longer exercisable, and the holders of those public warrants will be entitled to receive only the redemption price of $0.01 per warrant.

Public Warrant Details

The Public Warrants to purchase shares of RSI’s Class A common stock were issued under the Warrant Agreement, dated as of February 20, 2020 (the “Warrant Agreement”), by and among RSI (as successor to dMY Technology Group, Inc.) and Continental Stock Transfer & Trust Company (“CST”), as warrant agent and transfer agent. Warrants that were issued under the Warrant Agreement in one or more private placements and held by the founders of dMY Technology Group, Inc. are not subject to this redemption.

Under the terms of the Warrant Agreement, RSI is entitled to redeem all of such outstanding public warrants if the reported closing price of RSI’s Class A common stock is at least $18.00 per share on each of twenty trading days within a thirty-trading day period ending on the third business day prior to the date on which RSI gives notice of redemption.

CST, in its capacity as warrant agent, has delivered a notice of redemption to the registered holders of such outstanding public warrants on behalf of RSI.

Additional Information

At the direction of RSI, CST, in its capacity as warrant agent, has mailed a notice of redemption to each of the registered holders of the outstanding Public Warrants. Holders of Public Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Public Warrants because the process to exercise the Public Warrants is voluntary.

None of RSI, its Board of Directors or employees has made or is making any representation or recommendation to any holder of the Public Warrants as to whether to exercise or refrain from exercising any Public Warrants.

The shares of Class A common stock underlying such public warrants have been registered by RSI under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-252810).

Questions concerning redemption and exercise of such public warrants can be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th floor, New York, New York 10004, Attention: Compliance Department, telephone number (212) 509-4000 and compliance@continentalstock.com.

For a copy of the notice of redemption sent to the holders of such public warrants, please visit our investor relations website at https://rushstreetinteractive.com/investors/.

No Offer of Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any RSI securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About RSI

Founded in 2012 by gaming industry veterans, RSI is a market leader in online casino and sports betting in the U.S., currently operating real-money gaming in nine U.S. states. RSI launched its first online gaming site in New Jersey in September 2016, and through its BetRivers.com and PlaySugarHouse.com sites, RSI was the first to launch regulated online gaming in Colorado, Illinois, Indiana and Pennsylvania. RSI was named the 2020 Global Gaming Awards Digital Operator of the Year, and the 2020 EGR North America Awards Casino Operator of the Year and Customer Service Operator of the Year. RSI has been an early mover in Latin America and was the first U.S.-based gaming operator to launch a legal and regulated online casino and sportsbook, RushBet.co, in the country of Colombia. For more information, visit www.rushstreetinteractive.com.

Contact Information

Media Inquiries:

Lisa Johnson

(609) 788-8548

lisa@lisajohnsoncommunications.com

or

Jonathan Gasthalter / Carissa Felger / Nathaniel Garnick

(312) 319-9233 / (212) 257-4170

rsi@gasthalter.com

Investor Inquiries:

ir@rushstreetinteractive.com